Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker –Chairman and CEO 520-747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q2 2012 Results

Highlights:

•	Revenue rose 18.5% over last year’s second quarter to $278.9 million

•	Second quarter diluted EPS of $0.11

•	Net cash provided by operations totaled $7.9 million

•	Quarter impacted by expenses associated with the consideration of strategic alternatives, stock compensation expense due to the passing of a director and higher than expected healthcare claims

TUCSON, ARIZONA – August 8, 2012 – The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter ended June 30, 2012.

For the second quarter of 2012, the Company reported revenue of $278.9 million, an increase of 18.5% from $235.3 million in the comparable period in 2011. Revenue from Providence’s non-emergency transportation (NET) services segment grew 33.0% to $188.8 million in the second quarter from $142.0 million in the prior year period, benefitting from new contract wins. Revenue from the social services segment declined 3.5% to $90.1 million from $93.3 million in the second quarter of 2011. Social services revenue was impacted primarily by select workforce development reductions in the U.S. and Canada.

Net income was $1.4 million, or $0.11 per diluted share, in the second quarter of 2012 compared to net income of $7.6 million, or $0.55 per diluted share, in the second quarter of 2011 including a $0.20 per share gain related to a June 2011 acquisition. Impacting the second quarter 2012 results were previously announced expenses of approximately $519,000 associated with the company’s consideration of strategic alternatives, unbudgeted stock compensation expense of $285,000 associated with the acceleration of vesting of restricted stock grants due to the passing of a company director and higher than expected expense due to increased healthcare claims activity under the company’s self-funded employee health plan in an amount approaching $800,000.

Providence’s direct social service client census was approximately 53,000 at June 30, 2012 compared to 59,100 at June 30, 2011. Total direct contracts numbered 629 at June 30, 2012 compared to 647 at June 30, 2011. The decrease in the number of contracts was primarily due to tutoring reductions. The Company had approximately 13.6 million individuals eligible to receive services under its NET contracts at June 30, 2012 an increase of 42% from approximately 9.6 million at June 30, 2011.

For the first six months of 2012, the Company reported revenue of $539.1 million, an increase of 16.4% from $463.1 million in the first six months of 2011. Revenue from Providence’s NET services segment grew 25.8% to $353.5 million in the first half of 2012 from $280.9 million in the prior year period. Revenue from the social services segment increased 1.9% to $185.6 million, up from $182.2 million in the first half of 2011.

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

Net income was $4.5 million, or $0.33 per diluted share, in the first half of 2012. This compares to net income of $12.0 million, or $0.90 per diluted share, in the first half of 2011 which included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility offset by the $0.20 per share gain related to a June 2011 acquisition.

At June 30, 2012, the Company had unrestricted cash and cash equivalents of $50.2 million. During the first half of 2012, the Company generated a total of $17.1 million in cash from operations. At June 30, 2012, the Company had long term liabilities of $159.1 million, down from $179.1 million at June 30, 2011.

“LogistiCare had a solid second quarter and has been successful in its multi-market launch,” said Fletcher McCusker, Chairman and CEO. “As we finish ramping up the New York City contracts, we expect approximately $500,000 of remaining start up expense in the second half, making the new contract investment for the year a little over $3.5 million, or approximately $0.15 a share, much higher than expected. After third quarter seasonality, the fourth quarter should be a more normalized quarter for us in terms of a run rate into 2013.”

“On the social services side, we experienced a strong renewal cycle with the exception of tutoring. In 2013 and beyond, our opportunities should be enhanced by the recent U.S. Supreme Court decision providing for state led voluntary increases in Medicaid enrollment, fully funded by the federal government. A number of states have already announced implementation plans for Medicaid expansion with only eight states having announced their intention to opt out. Current estimates by Open Minds call for Medicaid to increase by 11 million enrollees versus 15 million enrollees under the initial reform legislation.”

Guidance

The Company has elected to withdraw previously issued earnings guidance for 2012 citing a number of unknowns including continued and unpredictable start up costs related to LogistiCare’s multiple contract wins, new contract opportunities for the NET segment, new bidding activity in Canada and recent social services wins in a Southwest and Midwest state along with managed care transitions in a number of states.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday August 9, 2012 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (800) 510-0146 or for international callers (617) 614-3449 and by using the passcode 50301708. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 16, 2012 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 30949683.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services

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Providence Service Corporation

through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 53,000 clients through 629 active contracts at June 30, 2012, with an approximate 13.6 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Home and community based services	$78,624	$81,336	$162,749	$158,580
Foster care services	8,363	8,669	16,718	16,920
Management fees	3,113	3,335	6,109	6,680
Non-emergency transportation services	188,837	141,970	353,508	280,936

	278,937	235,310	539,084	463,116

Operating expenses:
Client service expense	76,528	77,405	156,738	150,219
Cost of non-emergency transportation services	180,639	132,227	337,618	258,336
General and administrative expense	13,791	12,413	26,530	24,337
Depreciation and amortization	3,610	3,329	7,235	6,577

Total operating expenses	274,568	225,374	528,121	439,469

Operating income	4,369	9,936	10,963	23,647

Other (income) expense:
Interest expense	1,909	2,331	3,816	6,062
Loss on extinguishment of debt	—	—	—	2,464
Gain on bargain purchase	—	(2,711)	—	(2,711)
Interest income	(43)	(49)	(84)	(108)

Income before income taxes	2,503	10,365	7,231	17,940
Provision for income taxes	1,085	2,799	2,771	5,905

Net income	$1,418	$7,566	$4,460	$12,035

Earnings per share:
Basic	$0.11	$0.57	$0.34	$0.91
Diluted	$0.11	$0.55	$0.33	$0.90

Weighted-average number of common shares outstanding:
Basic	13,301,188	13,235,837	13,283,948	13,229,238
Diluted	13,417,966	14,821,295	13,411,300	14,910,276

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$50,179	$43,184
Accounts receivable, net of allowance of $4.8 million for 2012 and $5.8 million for 2011	93,608	87,163
Management fee receivable	2,601	3,537
Other receivables	2,590	1,601
Restricted cash	3,623	4,654
Prepaid expenses and other	24,247	15,989
Deferred tax assets	—	1,965

Total current assets	176,848	158,093
Property and equipment, net	31,437	28,563
Goodwill	113,850	113,737
Intangible assets, net	55,733	59,474
Restricted cash, less current portion	10,953	10,882
Other assets	11,102	8,304

Total assets	$399,923	$379,053

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$11,250	$10,000
Accounts payable	6,236	4,461
Accrued expenses	29,851	30,654
Accrued transportation costs	58,969	47,657
Deferred revenue	3,882	2,194
Reinsurance liability reserve	14,660	11,921
Deferred tax liabilities	180	—

Total current liabilities	125,028	106,887
Long-term obligations, less current portion	134,243	140,493
Other long-term liabilities	13,203	9,740
Deferred tax liabilities	11,674	12,910

Total liabilities	284,148	270,030
Commitments and contingencies
Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,700,578 and 13,621,951 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	178,690	176,172
Retained deficit	(57,101)	(61,561)
Accumulated other comprehensive loss, net of tax	(1,184)	(1,128)
Treasury stock, at cost, 634,878 and 623,576 shares	(11,605)	(11,435)

Total Providence stockholders’ equity	108,814	102,062
Non-controlling interest	6,961	6,961

Total stockholders’ equity	115,775	109,023

Total liabilities and stockholders’ equity	$399,923	$379,053

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended June 30,
	2012	2011
Operating activities
Net income	$4,460	$12,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,442	2,721
Amortization	3,793	3,856
Amortization of deferred financing costs	567	955
Loss on extinguishment of debt	—	2,464
Gain on bargain purchase	—	(2,711)
Provision for doubtful accounts	627	1,534
Deferred income taxes	728	(123)
Stock based compensation	2,500	1,809
Excess tax benefit upon exercise of stock options	(48)	(3)
Other	(21)	384
Changes in operating assets and liabilities:
Accounts receivable	(9,916)	732
Management fee receivable	936	1,247
Other receivables	(989)	1,282
Restricted cash	(20)	(34)
Prepaid expenses and other	(9,244)	(7,610)
Reinsurance liability reserve	2,859	3,468
Accounts payable and accrued expenses	977	(640)
Accrued transportation costs	11,313	2,398
Deferred revenue	1,693	(2,128)
Other long-term liabilities	3,445	228

Net cash provided by operating activities	17,102	21,864
Investing activities
Purchase of property and equipment, net	(6,329)	(6,530)
Acquisition of businesses, net of cash acquired	(190)	(6,463)
Restricted cash for contract performance	980	1,426
Purchase of short-term investments, net	461	(58)

Net cash used in investing activities	(5,078)	(11,625)
Financing activities
Repurchase of common stock for treasury	(169)	(51)
Proceeds from common stock issued pursuant to stock option exercise	222	33
Excess tax benefit upon exercise of stock options	48	3
Proceeds from long-term debt	—	110,000
Repayment of long-term debt	(5,000)	(124,780)
Debt financing costs	(29)	(2,606)
Capital lease payments	(17)	(8)

Net cash used in financing activities	(4,945)	(17,409)

Effect of exchange rate changes on cash	(84)	75

Net change in cash	6,995	(7,095)
Cash at beginning of period	43,184	61,261

Cash at end of period	$50,179	$54,166

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